Exhibit 10.1

April 25, 2013

Re: Accelerated Share Repurchase

Ladies and Gentlemen:

This letter (the “Letter Agreement”) sets forth the agreement we have reached with respect to a transaction between Citibank, N.A. (“Dealer”), and Lear Corporation (the “Company”) in relation to shares of the Company’s common stock, par value USD 0.01 (the “Common Stock”).

I. Definitions

As used in this Letter Agreement, the following terms shall have the following meanings:

“Applicable Percentage” means for purposes of determining whether a tender or exchange offer constitutes (i) a Cash Tender Offer within the meaning of Section VIII(a) or a Non-Cash Tender Offer within the meaning of Section VIII(c), 25% or (ii) a potential Cash Tender Offer or Non-Cash Tender Offer within the meaning of Section VIII(f), 50%.

“Applicable Threshold” means (i) with respect to Dealer, 3% of its shareholders’ equity and (ii) with respect to the Company, $100,000,000.

“Available Share Number” has the meaning specified in Section XIII(a).

“Bankruptcy Code” has the meaning specified in Section XV.

“Borrow Cost” means, with respect to any borrowing by Dealer of shares of Common Stock, (i) the excess of the applicable floating rate over any rebate rate that is paid by the relevant share lender to Dealer on cash collateral posted in connection therewith plus (ii) any stock loan borrow fee paid by Dealer to the relevant share lender.

“Borrow Cost Increase Notice” has the meaning specified in Section VI(a).

“Cash Settlement Election” has the meaning specified in Section III(b).

“Cash Tender Offer” has the meaning specified in Section VIII(a).

“Cash Tender Termination” has the meaning specified in Section VIII(a).

“Change in Law” has the meaning specified in Section VIII(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporate Event Termination” has the meaning specified in Section VIII(c).

“Defaulting Party” has the meaning specified in Section IX.

“Delisting Termination” has the meaning specified in Section VIII(d).

“Discount Per Share” means an amount per share equal to **********% multiplied by the closing price per share of Common Stock on the Exchange on the Trading Day immediately preceding the Pricing Period Commencement Date, as determined by Dealer.

“Disrupted Day” means a scheduled Trading Day on which (x) a Market Disruption Event occurs or (y) the Pricing Period is suspended pursuant to Section IV(c).

“Dividend Event Termination” has the meaning specified in Section VII(b).

“Exchange” means New York Stock Exchange or any successor exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expected Dividend Amount” means, with respect to any calendar quarter, the amount per share of Common Stock specified as such in Annex C in respect of such calendar quarter, subject to adjustment in accordance with Sections VI and VIII.

“Extraordinary Dividend” has the meaning specified in Section VIII(c).

“Indemnified Party” has the meaning specified in Section XIV.

“Initial Pricing Period Termination Date” means **********.

“Interim Delivery Shares” has the meaning specified in Section XV(g).

“Loss” has the meaning specified in Section X(a).

“Loss Determination Period” means, with respect to any Termination Event or Event of Default with respect to which the Company is the Defaulting Party or Terminating Party, the period over which Dealer determines the amount of its Loss in a commercially reasonable manner.

“Loss Notice” has the meaning specified in Section X(a).

“Loss of Borrow Termination” has the meaning specified in Section VI(b).

“Market Disruption Event” means any (i) suspension of or limitation imposed on trading by, or any failure to open or closure prior to its scheduled closing time of, any exchange or market on which the Common Stock is listed for trading, or (ii) event that disrupts or impairs (in the reasonable business judgment of Dealer) the ability of market participants in general to effect transactions in, or obtain market values for, the shares of Common Stock or futures or options contracts relating to the Common Stock, that, in the case of clause (i) or (ii), in the commercially reasonable business judgment of Dealer is material to its contemplated hedging activity on the relevant scheduled Trading Day.

“Maximum Borrow Cost” means 25 basis points per annum based on the closing price per share of Common Stock on the Trading Day immediately preceding the relevant day.

“Merger Events” has the meaning specified in Section VIII(c).

“Nationalization Termination” has the meaning specified in Section VIII(g).

“Non-Cash Tender Offer” has the meaning specified in Section VIII(c).

“Non-Defaulting Party” has the meaning specified in Section IX.

“Non-Terminating Party” means, with respect to any Termination Event, any party identified as such in the relevant Section.

“Number of Initial Shares” has the meaning specified in Section II(a).

“Original Delivery Date” has the meaning specified in Section XV(g).

“Payment Amount” has the meaning specified in Section III(b).

“Pricing Period” means the period of consecutive Trading Days commencing on the Pricing Period Commencement Date and ending on the Pricing Period Termination Date.

“Pricing Period Commencement Date” means April 29, 2013.

“Pricing Period Termination Date” means the earlier of (a) the Scheduled Pricing Period Termination Date, or (b) any Trading Day occurring on or following the Initial Pricing Period Termination Date, as long as Dealer notifies the Company, no later than 5:00 p.m. New York time on the immediately following Trading Day, of its intention to terminate the Pricing Period on such Trading Day.

“Private Placement Agreement” has the meaning set forth in Annex B hereto.

“Private Placement Determination Period” has the meaning set forth in Annex B hereto.

“Private Placement Price” has the meaning set forth in Annex B hereto.

“Private Securities” has the meaning set forth in Annex B hereto.

“Private Settlement” has the meaning set forth in Section III(b).

“Prospectus” has the meaning specified in Annex A hereto.

“Purchase Date” means April 25, 2013.

“Purchase Price” has the meaning specified in Section II(a).

“Registered Settlement” has the meaning set forth in Section III(b).

“Registered Settlement Election” has the meaning set forth in Section III(b).

“Registration Backstop Date” means the 30th Trading Day immediately following the Pricing Period Termination Date.

“Registration Statement” has the meaning specified in Annex A hereto.

“Regulation M” means Regulation M under the Exchange Act.

“Regulatory Suspension” has the meaning specified in Section IV(c).

“Remaining Share Amount” for any Trading Day equals (i) the Number of Initial Shares, minus (ii) the cumulative number of shares of Common Stock that Dealer has repurchased (on a net basis) to cover its short position in respect of this Transaction. For the avoidance of doubt, such shares shall be considered repurchased by Dealer as of the Trading Day on which such transactions settle.

“Rule 10b-18” means Rule 10b-18 under the Exchange Act.

“Rule 10b-18 VWAP” means, for any Trading Day, subject to Section III(f), the volume-weighted average price at which the Common Stock trades as reported in the composite transactions for U.S. securities exchanges and quotation systems on which such Common Stock is then listed or traded on such Trading Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Exchange Act, as determined in good faith by Dealer. The Company acknowledges that Dealer may refer to the Bloomberg Page “LEA <Equity> AQR SEC” (or any successor thereto), in its judgment, for such Trading Day to determine the Rule 10b-18 VWAP.

“SEC” has the meaning specified in Annex A hereto.

“Scheduled Ex-Date” means, with respect to the ordinary cash dividend for any calendar quarter occurring during the Pricing Period, the date specified as such in Annex C hereto in respect of such calendar quarter.

“Scheduled Pricing Period Termination Date” means, subject to Section III(f), March 31, 2014.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Date” means (i) with respect to a Registered Settlement pursuant to Annex A or a private placement pursuant to Annex B, the date on which such Registered Settlement or private placement is consummated in accordance with Annex A or B, as the case may be, and (ii) otherwise, the fourth Trading Day immediately following the last day of the Pricing Period.

“Settlement Number” means (a) the Purchase Price divided by the Settlement Price, minus (b) the Number of Initial Shares, minus (c) the aggregate number of all Interim Delivery Shares.

“Settlement Price” means, subject to Section III(f), (i) the arithmetic average of the Rule 10b-18 VWAP prices for all Trading Days during the Pricing Period minus (ii) the Discount Per Share.

“Share Cap” means, as of any date of determination, two (2) times the Number of Initial Shares minus the number of shares of Common Stock delivered by the Company to Dealer on or prior to such date hereunder, in each case subject to adjustment pursuant to Section VI(a) and VIII; provided that, notwithstanding anything to the contrary herein, in no event shall the Share Cap exceed the Available Share Number on account of any adjustment resulting from actions or events outside of the Company’s control.

“Share Termination Period” has the meaning specified in Section X(c).

“Significant Spin-off” has the meaning specified in Section VIII(c).

“Termination Event” means any of the events identified as such in Section VI(a), VI(b), VII(b) or VIII(a), (c), (d), (e), (g) or (h).

“Termination Price” means $25.00.

“Terminating Party” means, with respect to any Termination Event, any party identified as such in the relevant Section.

“Trading Day” means any day (i) other than a Saturday, a Sunday or a Disrupted Day in full and (ii) on which the Exchange is open or is scheduled to be open for trading during its regular trading session, but excluding any day on which the Exchange is scheduled, as of the date hereof, to close prior to its normal weekday scheduled closing time.

“Transaction” means the transaction contemplated by this Letter Agreement.

“Transfer Agreement” has the meaning specified in Annex A hereto.

“Valuation Period” means a commercially reasonable period of time determined in good faith by Dealer taking into account then-existing liquidity conditions and applicable legal and regulatory considerations, commencing on the first Trading Day immediately following (i) the Registration Backstop Date or (ii) such earlier date following the Pricing Period Termination Date on which Company notifies Dealer no later than 5:00 p.m. New York time that it will forgo any Registered Settlement Election.

II. Initial Shares

(a) Purchase. Subject to the terms and conditions of this Letter Agreement, the Company agrees to purchase from Dealer, and Dealer will sell to the Company, on the Purchase Date, for a single aggregate price of $800 million (the “Purchase Price”), 11,862,836 shares of Common Stock (“Number of Initial Shares”) and, if the Settlement Number is greater than zero, an additional number of shares of Common Stock equal to such Settlement Number. Such purchase and sale shall be effected in accordance with Dealer’s customary procedures.

(b) Initial Settlement. On the first Trading Day immediately following the Pricing Period Commencement Date, Dealer shall deliver the Number of Initial Shares to the Company, upon payment by the Company of the Purchase Price in U.S. dollars.

III. Settlement

(a) Dealer Settlement Obligation. If, following the expiration of the Pricing Period, the Settlement Number is greater than zero, on the Settlement Date, Dealer shall transfer to the Company through its agent, for no additional consideration, a number of shares of Common Stock equal to the Settlement Number.

(b) Company Settlement Obligation. If, following the expiration of the Pricing Period, the Settlement Number is less than zero, prior to the commencement of the Valuation Period, the Company may elect by notice to Dealer to transfer to Dealer through its agent, for no additional consideration, a number of shares of Common Stock equal to the absolute value of the Settlement Number in accordance with the terms of Annex A (“Registered Settlement”) (such election, a “Registered Settlement Election”). If the Company does not timely notify Dealer of its Registered Settlement Election, then at any time prior to 5:00 p.m. New York time on the last day of the Valuation Period, the Company may elect by notice to Dealer to make a cash payment to Dealer (a “Cash Settlement Election”) in an amount equal to the absolute value of the Settlement Number multiplied by the weighted average purchase price at which Dealer purchases shares of Common Stock equal to the absolute value of the Settlement Number during the Valuation Period (the “Payment Amount”), to be paid on the third Trading Day immediately following the last day of the Valuation Period. Dealer shall deliver notice to the Company of the Payment Amount on the last Trading Day of the Valuation Period. In the absence of a timely Registered Settlement Election, on each Trading Day during the Valuation Period, Dealer agrees to purchase the lesser of (x) the maximum number of shares that the Company would be permitted to purchase under Rule 10b-18(b)(4) and (y) the maximum number of shares that can be purchased by Dealer in a commercially reasonable manner in light of then-existing liquidity conditions or legal or regulatory considerations (based on advice of counsel), as reasonably determined by Dealer. If the Company fails to timely notify Dealer of its Cash Settlement Election, the Company shall be deemed to have made an irrevocable election to effect delivery to Dealer through its agent, for no additional consideration, of the number of Private Securities determined pursuant to Annex B (“Private Settlement”).

(c) Delivery Limitation. Notwithstanding anything to the contrary in this Letter Agreement, each party acknowledges and agrees that, on any day, Dealer (or its agent or affiliate) shall not be entitled to receive any shares of Common Stock from the Company if such receipt would result in Dealer directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 4.9% of the outstanding shares of Common Stock, as notified by Dealer to Company in writing no later than the scheduled Trading Day immediately preceding the relevant delivery date. Any purported receipt of shares of Common Stock shall be void and have no effect to the extent (but only to the extent) that any receipt of such shares of Common Stock would result in Dealer directly or indirectly so beneficially owning in excess of 4.9% of the outstanding shares of Common Stock. If, on any day, any delivery of shares of Common Stock by the Company is not effected, in whole or in part, as a result of this provision, the Company’s obligations to make such delivery shall not be extinguished and such delivery shall be effected on one or more dates that, in each case, fall no earlier than the third scheduled Trading Day following Dealer’s delivery of written notice to the Company that receipt of the relevant shares would not result in Dealer directly or indirectly beneficially owning in excess of 4.9% of the outstanding shares of Common Stock. For the avoidance of doubt, Company shall not have any obligation to pay cash pursuant to, or on account of, this Section III(c).

(d) Company Settlement Representations. If the Company makes the Registered Settlement Election or notifies Dealer, pursuant to clause (ii) in the definition of “Valuation Period”, that it will forgo any Registered Settlement Election, the Company shall be deemed to represent and warrant, as of the date of the Registered Settlement Election or such notice, as the case may be, that each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that, as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in the circumstances under which they were made (with such filings being considered as a whole and with later filings being deemed to amend inconsistent statements in earlier filings).

(e) Fractional Shares. If any fractional share would otherwise be deliverable pursuant to clause (a) or (b) above or Section X(c) below, the Company or Dealer, as the case may be, shall pay cash in lieu thereof based on the Rule 10b-18 VWAP on the Trading Day immediately preceding the relevant settlement date.

(f) Disrupted Days. To the extent that any Disrupted Day occurs during the Pricing Period, the Dealer may postpone the Scheduled Pricing Period Termination Date by one scheduled Trading Day for each such Disrupted Day. In addition, Dealer may determine that any such Disrupted Day is a Disrupted Day only in part, in which case the Rule 10b-18 VWAP for such Disrupted Day shall be determined by Dealer based on Rule 10b-18 eligible transactions in the shares of Common Stock on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event or Regulatory Suspension, as the case may be, and the weighting of the Rule 10b-18 VWAP for the relevant Trading Days during the Pricing Period shall be adjusted in a commercially reasonable manner by Dealer for purposes of determining the Settlement Price, with such adjustments based on, among other factors, the nature and duration of the relevant Market Disruption Event or Regulatory Suspension, as the case may be, and the volume, historical trading patterns and price of the Common Stock.

IV. Dealer Purchases

(a) Manner of Purchases. During the Pricing Period, any Valuation Period, any Loss Determination Period, any Private Placement Determination Period or any Share Termination Period, Dealer (or its agent or affiliate) may purchase shares of Common Stock in connection with this Transaction. The timing of such purchases by Dealer, the price paid per share of Common Stock pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the sole judgment of Dealer; provided that, during any Valuation Period, any Loss Determination Period, any Private Placement Determination Period or any Share Termination Period, Dealer will, if (x) the safe harbor of Rule 10b-18 is available to the Company at the time and (y) in the case of a Loss Determination Period, Dealer determines its Loss (in a commercially reasonable manner) based on, among other factors, its (or its agent’s or affiliate’s) actual purchases of Common Stock during such period, use (or cause its agent or affiliate to use) commercially reasonable efforts to make all purchases of Common Stock in connection with this Transaction in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 as if such rule were applicable to such purchases.

(b) 10b5-1 Plan. The Company acknowledges and agrees that (i) all purchases pursuant to this Section IV hereunder shall be made in Dealer’s sole discretion and for Dealer’s own account and (ii) the Company does not have, and shall not attempt to exercise, any influence over how, when or whether to make such purchases, including, without limitation, the price paid per share of Common Stock pursuant to such purchases whether such purchases are made on any securities exchange or privately. It is the intent of the Company and Dealer that this Transaction comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Letter Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and the Company shall take no action that results in the transaction not so complying with such requirements.

(c) Regulatory Suspension. In the event that Dealer reasonably concludes, based on advice of counsel and in good faith, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures, which are generally applicable to transactions of this type and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), for it to refrain from conducting any market activity relating to the Common Stock that it reasonably determines is necessary to hedge its exposure under the Transaction on any Trading Day during the Pricing Period, the Pricing Period shall be suspended for such day (any such suspension, a “Regulatory Suspension”). Dealer shall promptly notify the Company upon exercising its rights pursuant to this Section IV(c) and shall subsequently notify the Company in writing on the day Dealer believes that it may resume conducting such market activity relating to the Common Stock it reasonably determines is necessary to hedge its exposure under the Transaction.

V. Company Purchases

The Company (including its “affiliated purchasers”, as defined in Rule 10b-18) shall not, without a prior written consent of Dealer, purchase any shares of Common Stock (or an equivalent interest, or any security convertible into or exchangeable for such shares) on the open market, or enter into any accelerated share repurchase program, or any derivative share repurchase transaction, or other similar transaction, that, in each case, is reasonably likely to result in open market purchases by any party to such transaction or their respective hedging counterparties during the Pricing Period, any Valuation Period, any Loss Determination Period, any Private Placement Determination Period or any Share Termination Period. During such time, any purchases of Common Stock by the Company shall be made through Dealer or its affiliates, subject to such reasonable conditions as Dealer or such affiliate shall impose, and in compliance with Rule 10b-18 or otherwise in a manner that the Company and Dealer believe is in compliance with applicable requirements. However, the foregoing shall not limit Company’s ability (or the ability of any “agent independent of the issuer” (as defined in Rule 10b-18)), pursuant to any “plan” (as defined in Rule 10b-18) of Company, to re-acquire shares of Common Stock from plan participants in connection with any equity transaction related to such plan or to limit Company’s ability to withhold shares of Common Stock to cover tax liabilities associated with such equity transactions or otherwise restrict Company’s ability to repurchase shares of Common Stock under privately negotiated or off-market transactions (including, without limitation, transactions with any of Company’s employees, officers, directors or affiliates), so long as any such re-acquisition, withholding or repurchase does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18) and is not reasonably expected to result in any purchases in the open market.

VI. Borrow Events

(a) Borrow Cost Increase. If at any time during this Transaction, Dealer does not, after using commercially reasonable efforts, successfully borrow Common Stock (up to a number equal to the Remaining Share Amount) at a Borrow Cost less than or equal to the Maximum Borrow Cost, then Dealer shall notify the Company in writing of the amount by which such Borrow Cost exceeds the Maximum Borrow Cost and of the adjustment that it would propose pursuant to clause (ii) below (any such notice, a “Borrow Cost Increase Notice”), in which case (as long as such Borrow Cost is commercially reasonable) the Company will elect within five scheduled Trading Days of receiving such notice that:

(i) the Company shall reimburse Dealer for such excess of the Borrow Cost over the Maximum Borrow Cost;

(ii) Dealer will act in good faith and in a commercially reasonable manner (and in consultation with the Company) to (a) make the corresponding adjustment(s), if any, to any variable relevant to the exercise, valuation, settlement or payment terms as Dealer determines appropriate to account for such excess of the Borrow Cost over the Maximum Borrow Cost and (b) determine the effective date(s) of the adjustment(s); or

(iii) a Termination Event shall occur with the Company as the Terminating Party and Dealer as the Non-Terminating Party.

If the Company does not timely make any such election, the Company shall be deemed to have elected clause (iii).

(b) Loss of Borrow Termination. On any Trading Day during the Pricing Period, Dealer may elect to terminate (“Loss of Borrow Termination”) this Transaction, in whole or in part, as the case may be, in the event and pro rata (x) to the extent it is no longer able, after commercially reasonable efforts, to borrow (or maintain a borrowing of) shares of Common Stock in an amount equal to the Remaining Share Amount or (y) with respect to any shares as to which Company, after receiving a Borrow Cost Increase Notice, asserts that Dealer’s Borrow Cost is not “commercially reasonable” (within the meaning of clause (a) above). Upon the occurrence of a Loss of Borrow Termination, a Termination Event shall be deemed to have occurred with the Company deemed the Terminating Party and Dealer, the Non-Terminating Party. In the case of a termination of the Transaction in part, a Loss amount will be calculated with respect to the portion of the Transaction so terminated, and the remainder of the Transaction shall remain in full force and effect.

VII. Dividend Event

(a) Dividend Event. If (i) 100% of the aggregate gross cash dividends per share of Common Stock (including any cash extraordinary dividends) declared by the Company and for which the ex-dates are scheduled to occur during any calendar quarter in the Pricing Period exceeds the relevant Expected Dividend Amount or (ii) an ex-date occurs for any ordinary cash dividend prior to the Scheduled Ex-Date therefor, a Dividend Event shall be deemed to have occurred. The Company shall notify Dealer within one scheduled Trading Day of the occurrence of each Dividend Event.

(b) Dividend Event Termination. Upon the occurrence of a Dividend Event, which, in the case of a Dividend Event of the type set forth in clause (ii) of Section VII(a), Dealer reasonably determines has a material economic effect on the Transaction, within five Trading Days of Dealer first becoming aware of the occurrence of such Dividend Event, Dealer may elect to terminate this Transaction (a “Dividend Event Termination”). Upon the occurrence of a Dividend Event Termination, a Termination Event shall be deemed to have occurred with the Company deemed the Terminating Party and Dealer, the Non-Terminating Party. For the avoidance of doubt, no adjustment for such Dividend Event will be included in the Loss amount.

VIII. Extraordinary Events

(a) Tender Offers. In the event that an offer is made to the holders of Common Stock that results in the purchase of more than the Applicable Percentage of the outstanding shares of Common Stock solely for cash (a “Cash Tender Offer”), Dealer shall, promptly following the consummation thereof, (i) adjust the terms of the Transaction as Dealer determines appropriate to account for the economic effect on the Transaction of such Cash Tender Offer (it being understood that any such adjustment shall be made without duplication of, and take into account, any earlier adjustment made in respect of the announcement of such Cash Tender Offer pursuant to clause (f) below) or (ii) if Dealer determines that no adjustment that it could make under clause (i) will produce a commercially reasonable result, terminate this Transaction (a “Cash Tender Termination”). Upon the occurrence of a Cash Tender Termination, a Termination Event shall be deemed to have occurred with the Company deemed the Terminating Party and Dealer, the Non-Terminating Party.

(b) Potential Adjustment Events. In the event of (1) any Regulatory Suspension or (2) any corporate event involving the Company or the Common Stock that, in the case of clause (2), (x) is within the Company’s control, (y) is not a merger, consolidation or similar transaction, tender or exchange offer, cash dividend, Significant Spin-off or Extraordinary Dividend and (z) has a dilutive or concentrative effect on the Common Stock (including, without limitation, the announcement of a non-cash dividend that does not constitute an Extraordinary Dividend, a stock split, a rights offering, a recapitalization or a spin-off that does not constitute a Significant Spin-off), Dealer shall adjust the terms of this Transaction as it determines appropriate to account for the dilutive or concentrative effect of such event (or, in the case of clause (1), the economic effect on the Transaction of the suspension of the Pricing Period); provided that no such adjustments will be made to account for changes in volatility, expected dividends or stock loan rate. Notwithstanding anything to the contrary herein, no adjustment shall be made to the terms of the Transaction on account of any ordinary dividend (as stated in Section VII(a)(i)).

(c) Merger Events; Non –Cash Tender Offers; Extraordinary Dividends; Significant Spin-offs. In the event of (1) any merger, consolidation or similar transaction that (x) results in the Common Stock being converted into, or exchanged for, cash, property and/or other securities or (y) results in the outstanding shares of Common Stock immediately prior to such event collectively representing less than 50% of the outstanding shares of Common Stock immediately following such event (a “Merger Event”), (2) any tender or exchange offer that results in the purchase of more than the Applicable Percentage of the outstanding shares of Common Stock for consideration that does not consist solely of cash (a “Non-Cash Tender Offer”), (3) any dividend or distribution paid or delivered to holders of the Common Stock that does not constitute a spin-off or a rights offering, as long as the securities or property so distributed does not consist solely of cash and/or shares of Common Stock and the amount of such securities or property distributed with respect to one share of Common Stock has a value, as reasonably determined by Dealer, that exceeds 25% of the closing price per share of Common Stock on the Exchange, in each case as of the Trading Day immediately preceding the relevant announcement date (an “Extraordinary Dividend”) or (4) any spin-off by the Company if the value of shares distributed therein per share of Common Stock, as reasonably determined by Dealer, exceeds 25% of the closing price per share of Common Stock on the Exchange, in each case as of the Trading Day immediately preceding the relevant announcement date (a “Significant Spin-off”), Dealer shall, promptly following the consummation thereof, (i) adjust the terms of this Transaction as it determines appropriate to account for the economic effect on the Transaction of such event (it being understood that any such adjustment shall be made without duplication of, and take into account, any earlier adjustment made in respect of the announcement of such event pursuant to clause (f) below), or (ii) if it determines that no adjustment it could make under clause (i) will produce a commercially reasonable result, terminate this Transaction (a “Corporate Event Termination”). Upon the occurrence of a Corporate Event Termination, a Termination Event shall be deemed to have occurred with the Company deemed the Terminating Party and Dealer, the Non-Terminating Party.

(d) Delisting. In the event that the Exchange announces that pursuant to the rules of such Exchange, the Common Stock ceases (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than the occurrence of an event addressed in subsections (a), (b) or (c) of this Section VIII) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market, Dealer shall (i) adjust the terms of this Transaction to account for the economic effect on the Transaction of such delisting or (ii) if it determines that no adjustment it could make under clause (i) will produce a commercially reasonable result, terminate this Transaction (a “Delisting Termination”). Upon the occurrence of a Delisting Termination, a Termination Event shall be deemed to have occurred with the Company deemed the Terminating Party and Dealer, the Non-Terminating Party.

(e) Change in Law. In the event that, on or after the date hereof (A) due to the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute), or (B) due to the promulgation of or any change in, or announcement or statement of, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), Dealer determines in good faith that (X) it has become illegal to hold, acquire or dispose of shares of Common Stock relating to the Transaction or (Y) it will incur a materially increased cost in performing its obligations under the Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) (a “Change in Law”), Dealer shall promptly notify the Company either (1) that clause (Y) applies, and of the adjustment that Dealer proposes to make to the terms of the Transaction to account for the economic effect on the Transaction of the Change in Law, in which case the Company shall notify Dealer within five scheduled Trading Days of receiving such notice whether it accepts such adjustment, or (2) that clause (X) applies or it has determined that no such adjustment in respect of a Change in Law described in clause (Y) could produce a commercially reasonable result. If Dealer notifies the Company pursuant to clause (2) or if the Company does not timely notify Dealer that it accepts the adjustment pursuant to clause (1), the Transaction shall be terminated, in which case a Termination Event shall be deemed to have occurred with the Company deemed the Terminating Party and Dealer, the Non-Terminating Party.

(f) Announcement Events. If a formal, public announcement of a potential Cash Tender Offer, Non-Cash Tender Offer or Merger Event is made by the acquiring party on a Schedule TO or similar report filed with the SEC under the Exchange Act (in the case of a Cash Tender Offer or a Non-Cash Tender Offer) or a party to the potential transaction (in the case of a Merger Event), and, in the case of an announcement by any person other than the Company, Dealer determines such event is reasonably likely to be consummated, Dealer shall adjust the terms of the Transaction, promptly following the date of such announcement, as it determines appropriate to account for the economic effect on the Transaction of such announcement.

(g) Nationalization. In the event that all shares of Common Stock or all or substantially all the assets of the Company are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof, Dealer shall (i) adjust the terms of the Transaction to account for the economic effect on the Transaction of such event or (ii) if it determines that no adjustment it could make under clause (i) will produce a commercially reasonable result, terminate this Transaction (a “Nationalization Termination”). Upon the occurrence of a Nationalization Termination, a Termination Event shall be deemed to have occurred with the Company deemed the Terminating Party and Dealer, the Non-Terminating Party.

(h) Additional Termination Event. Notwithstanding anything to the contrary in this Letter Agreement, a Termination Event shall be deemed to have occurred without any notice or action by Dealer or Company if, as of any determination date, (i) the arithmetic average of Rule 10b-18 VWAP prices for all Trading Days in the Pricing Period through, and including, such determination date is less than the Termination Price and (ii) Dealer and its affiliates do not have any remaining short position in respect of the Transaction on such determination date, with Company as the Terminating Party, and Dealer, the Non-Terminating Party.

IX. Events of Default

The occurrence of any of the following events with respect to a party (such party, the “Defaulting Party” with respect to such event, and the other party, the “Non-Defaulting Party”) shall be an Event of Default:

(a) Payment. The failure to make any payment or any delivery of shares pursuant to the terms of the Letter Agreement, which such failure shall continue for two business days after written notice of such failure has been sent to the Defaulting Party.

(b) Breach. Any representation or warranty made in this Letter Agreement shall prove to have been false in any material respect at the time it was made, given or reaffirmed.

(c) Performance. The failure to perform or comply in any material respect with any other material obligation in this Letter Agreement, which failure shall continue for 10 business days after written notice of such failure has been sent to the Defaulting Party.

(d) Insolvency. (A) The initiation of any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to have itself adjudicated as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution or composition or other relief under bankruptcy or insolvency law with respect to it or its debts or (2) which seeks appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (B) a general assignment for the benefit of its creditors; (C) the initiation of any case, proceeding or other action of a nature referred to in clause (A) hereof which (1) results in the entry of an order for relief or any such adjudication or appointment with respect to the party or any of its assets or (2) is not dismissed, stayed, discharged or bonded for a period of 5 days; (D) the initiation of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets, which case, proceeding or other action results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; (E) a party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A) - (D) hereof; or (F) a party shall generally not, or shall admit in writing its inability to, pay its debts as they become due.

(e) Cross-Default. Any loan or other obligation in respect of borrowed money (whether present or future, contingent or otherwise, as principal or surety or otherwise) of a party in an amount, in excess of the Applicable Threshold shall have become payable before the due date thereof as a result of acceleration of maturity caused by the occurrence of any event of default thereunder or if any other such loan or obligation shall not be repaid when due, as extended by any applicable grace period specified in the contracts or agreements constituting such loan or obligation.

X. Loss

(a) Loss Determination. Upon the occurrence and the continuance of a Termination Event or an Event of Default, notwithstanding any other provision to the contrary in this Letter Agreement, the Non-Defaulting Party or Non-Terminating Party, upon notice to the Defaulting Party or Terminating Party, may, in its sole discretion, immediately terminate this Transaction. In connection with any such termination, the Non-Defaulting Party or Non-Terminating Party shall reasonably determine in good faith and in a commercially reasonable manner its total losses and costs (or gain, expressed as a negative number) in connection with termination of the Transaction, including any loss of reasonable bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any commercially reasonable hedge or related trading position (or any gain resulting from any of them) (“Loss”). Loss includes losses and reasonable costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant termination date and not made. Loss does not include the Non-Defaulting Party or Non-Terminating Party’s legal fees and out-of-pocket expenses. Such party will determine its Loss in a commercially reasonable manner as of the relevant termination date or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable and, as promptly as reasonably practicable following such determination, notify the Defaulting Party or Terminating Party of the amount of its Loss (such notice, a “Loss Notice”). Further, such party may (but need not) determine the amount of its Loss based on expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine Loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or promptly following the relevant termination date. Such party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets. Notwithstanding the foregoing, any determination of Loss shall be made without regard to any difference between actual dividends declared and expected dividends as of the Purchase Date.

(b) Payments. Upon delivery or receipt of a Loss Notice, as the case may be, (i) if the amount determined in accordance with paragraph (a) above is a positive number, then the Terminating Party or Defaulting Party shall promptly, but in no event later than three scheduled Trading Days following receipt of such Loss Notice, pay to the Non-Terminating Party or Non-Defaulting Party, the amount of such Loss in cash or (ii) if the amount determined in accordance with paragraph (a) above is a negative number, then the Non-Terminating Party or Non-Defaulting Party shall promptly, but in no event later than three scheduled Trading Days following delivery of such Loss Notice, pay to the Terminating Party or Defaulting Party, the absolute value of the amount of such Loss in cash; provided that this paragraph (b) shall be subject to the terms of paragraph (c) below.

(c) Loss Settlement Election. Upon delivery or receipt of a Loss Notice to or from Dealer, in lieu of its obligation to pay to Dealer, or its right to receive payment from Dealer of, the amount of such Loss (or the absolute value thereof, as the case may be) in cash pursuant to Section X(b), (1) in the event the Company would otherwise be required to make a cash payment to Dealer pursuant to paragraph (b) above, Company may elect by notice to Dealer, within three scheduled Trading Days following the date the Company delivers or receives a Loss Notice, to deliver to Dealer in accordance with Annex A or B (A) in the case of Annex A, a number of shares of Common Stock such that the aggregate realized proceeds from the sales thereof determined in a commercially reasonable manner pursuant to Annex A equals the absolute value of the Loss or (B) in the case of Annex B, the number of Private Securities determined pursuant to Annex B or (2) in the event the Company would otherwise have a right to receive a cash payment from Dealer pursuant to paragraph (b) above, unless Company elects by notice to Dealer, on or before 1:00 p.m. New York time on the Trading Day immediately preceding the start of the Share Termination Period (defined below), to receive such payment in cash in accordance with paragraph (b) above, Dealer shall deliver to the Company, within two Trading Days following the end of the Share Termination Period, a number of shares of Common Stock equal to (i) the absolute value of such Loss divided by (ii) the weighted average price per share at which Dealer purchases shares of Common Stock over the Share Termination Period. “Share Termination Period” means, if shares are deliverable by Dealer pursuant to this Section X(c), a commercially reasonable period of time beginning on the fourth Trading Day following the day upon which the Company receives or delivers such Loss Notice, as determined by Dealer in good faith taking into account then-existing liquidity conditions and applicable legal and regulatory considerations. On each Trading Day during any Share Termination Period, Dealer agrees to purchase the lesser of (x) the maximum number of shares that the Company would be permitted to purchase under Rule 10b-18(b)(4) and (y) the maximum number of shares that can be purchased by Dealer in a commercially reasonable manner in light of then-existing liquidity conditions or legal or regulatory considerations (based on advice of counsel), as reasonably determined by Dealer.

XI. Representations of the Parties

Each party represents to the other party that:

(a) Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b) Powers. It has the corporate or other organizational power to execute and deliver this Letter Agreement and to perform its obligations under this Letter Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Letter Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e) Obligations Binding. Its obligations under this Letter Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and

(f) Absence of Certain Events. No Event of Default or event that, with the giving of notice or the passage of time or both, would constitute an Event of Default has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Letter Agreement.

XII. Representations of the Company

The Company additionally hereby represents and covenants, as of the close of business on the Purchase Date, to Dealer that:

(a) Liquidity. Its financial condition is such that it has no need for liquidity with respect to its investment in the transactions contemplated by this Letter Agreement and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness. Its investments in and liabilities in respect of such transactions, which it understands are not readily marketable, is not disproportionate to its net worth, and it is able to bear any loss in connection with such transactions, including the loss of its entire investment in such transactions;

(b) Private Placement. It acknowledges that the offer and sale of this Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, the Company represents and warrants to Dealer that (i) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (ii) it is entering into this Transaction for its own account and without a view to the distribution or resale thereof, and (iii) it understands that Dealer has no obligation or intention to register the transactions contemplated by this Letter Agreement under the Securities Act or any state securities law or other applicable federal securities law;

(c) No Deposit Insurance. It understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency;

(d) Assumption of Risk. IT UNDERSTANDS THAT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(e) Compliance with Filing Requirements. Each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in the circumstances under which they were made;

(f) Material Non-Public Information. It is not entering into this Letter Agreement on the basis of, and is not aware of, any material non-public information with respect to the Common Stock or the Company;

(g) No Manipulation. It is not entering into this Letter Agreement, and will not make any election hereunder, to create, and will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to raise or depress or to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock);

(h) Required Company Approvals. The transactions contemplated by this Letter Agreement and any repurchase of Common Stock by the Company in connection with such transactions are pursuant to a publicly announced share repurchase program that has been approved by its board of directors and any such repurchase has been or will when so required be publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto and, at the time of making this representation, such transactions are not subject to any internal policy or procedure of the Company which would prohibit the Company from effecting any transactions in the shares of Common Stock at such time;

(i) Recent Company Purchases. Neither the Company nor any agent acting for the Company has, within the four calendar weeks prior to the Purchase Date, entered into a purchase by or for itself or for any of its Affiliated Purchasers of a block of Common Stock (“Affiliated Purchaser” and “blocks” each as defined in Rule 10b-18);

(j) Regulation M. The Company is not on the date hereof, and will not be during the term of the transactions contemplated by this Letter Agreement, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, that would preclude purchases by the Company of the Common Stock or cause the Company to violate any law, rule or regulation with respect to such purchases, unless the Company notifies Dealer of such distribution no later than the Trading Day immediately preceding the start of the applicable “restricted period” (as defined under Regulation M) (it being understood that delivery of any such notice may lead to a suspension of the Pricing Period pursuant to Section IV(c));

(k) Non-Reliance. It is not relying, and has not relied upon, Dealer or any of its affiliates with respect to the legal, accounting, tax or other implications of this Letter Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Letter Agreement. Further, it acknowledges and agrees that neither Dealer nor any affiliate of Dealer has acted as its advisor in any capacity in connection with this Letter Agreement or the transactions contemplated hereby. The Company is entering into this Letter Agreement with a full understanding of all of the terms and risks hereof (economic and otherwise), has adequate expertise in financial matters to evaluate those terms and risks and is capable of assuming (financially and otherwise) those risks;

(l) Acknowledgements. It understands and acknowledges that (i) Dealer and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of the Company and that Dealer and its affiliates may continue to conduct such transactions during the Pricing Period, any Valuation Period, any Loss Determination Period, any Private Placement Determination Period and any Share Termination Period; (ii) during the term of the Transaction, Dealer and its affiliates may buy or sell shares of Common Stock or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction; (iii) Dealer and its affiliates may also be active in the market for the shares of Common Stock and Common Stock-linked transactions other than in connection with hedging activities in relation to the Transaction; (iv) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Company’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and the Rule 10b-18 VWAP; (v) any market activities of Dealer and its affiliates with respect to the shares of Common Stock may affect the market price and volatility of the shares of Common Stock, as well as the Settlement Price and Rule 10b-18 VWAP, each in a manner that may be adverse to Company; and (vi) the Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares of Common Stock for its own account at an average price that may be greater than, or less than, the price paid by Company under the terms of the Transaction;

(m) Evaluation of Risks, Independent Judgment, Company Assets. Company (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50,000,000 as of the date hereof;

(n) Investment Company Act of 1940. Company is not, and after giving effect to the Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(o) Accounting. Company acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards, including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

XIII. Agreements of the Company

(a) Authorized Shares; Share Cap.

(i) The Company agrees that while this Letter Agreement is in effect, it shall cause (i) the number of authorized shares of Common Stock minus (ii) the number of outstanding shares of Common Stock minus (iii) the number of shares of Common Stock reserved for other purposes minus (iv) without duplication of clause (iii), the aggregate maximum number of shares of Common Stock deliverable under warrants, options, swaps, forwards, convertible or exchangeable securities or other similar transactions, agreements or instruments issued by the Company or to which the Company is a party that provide for physical or net share settlement or otherwise may require the issuance of shares of Common Stock by the Company (such net number of shares, the “Available Share Number”), to exceed the then applicable Share Cap. At the conclusion of the Pricing Period, the Company will have a sufficient number of treasury shares or duly authorized but unissued shares of Common Stock available to satisfy its obligations with respect to this Transaction, such shares of Common Stock to be fully paid and nonassessable and free of preemptive and other rights. The Company agrees that a failure by the Company to comply with the preceding sentence shall be an Event of Default hereunder with respect to the Company without regard to any grace period that would otherwise be applicable.

(ii) Notwithstanding anything to the contrary herein, in no event shall the Company be required to deliver a number of shares of Common Stock, pursuant to Section III(b) or X(c) or otherwise, that exceeds the then applicable Share Cap.

(b) Nature of Rights. The Company acknowledges and agrees that this Letter Agreement is not intended to convey to Dealer rights against the Company hereunder that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of the Company; provided, however, that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by the Company of its obligations and agreements with respect to this Letter Agreement; and provided further that in pursuing a claim against the Company in the event of a bankruptcy, insolvency or dissolution with respect to Company, Dealer’s rights hereunder shall rank on a parity with the rights of a holder of shares of Common Stock enforcing similar rights under a contract involving shares of Common Stock.

(c) Disclosure. The Company agrees that the material terms of this Transaction (and any other similar transactions), and the consequences of such transactions on the financial condition and results of operations of the Company, will be disclosed by the Company in accordance with all rules, regulations, accounting principles (including ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity,) and laws applicable to the Company in its periodic filings under the Exchange Act and its financial statements and notes thereto.

(d) Corporate Event Notification. During the Pricing Period, any Private Placement Determination Period, any Valuation Period, any Loss Determination Period or any Share Termination Period, the Company shall (i) notify Dealer prior to the opening of trading in the Common Stock on any day on which the Company makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Company (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement a certificate indicating (A) the Company’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) the Company’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, the Company shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. The Company acknowledges that any such public announcement may cause the Pricing Period to be suspended pursuant to Section IV(c). Accordingly, the Company acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section IV(b).

XIV. [Reserved]

XV. Miscellaneous

(a) No Collateral. Notwithstanding any provision of this Letter Agreement, or any other agreement between the parties, to the contrary (including, for the avoidance of doubt and without limitation, the Amended and Restated Credit Agreement, dated January 30, 2013, among the Company, certain foreign subsidiaries of the Company, Barclays Bank Plc and UBS Securities LLC as Co-Documentation Agents, Citibank, N.A. and Royal Bank of Canada, as Co-Syndication Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and certain other lenders party thereto, and the “Security Documents” (as defined therein)), the obligations of the Company under this Letter Agreement are not secured by any collateral.

(b) Waiver of Trial by Jury. EACH OF THE COMPANY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(c) Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW RULES THEREOF.

(d) Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(e) Non-Confidentiality. Notwithstanding anything to the contrary herein, (i) Dealer acknowledges that this Letter Agreement may be intended to produce U.S. federal income tax benefits for the Company and (ii) the Company and Dealer hereby agree that (A) the Company is not obligated to Dealer to keep confidential from any and all persons or otherwise limit the use of any aspect of this Letter Agreement relating to the structure or tax aspects thereof, and (B) Dealer does not assert any claim of proprietary ownership in respect of any such aspect of this Letter Agreement.

(f) Bankruptcy Code. The parties hereto intend for (i) the Transaction hereunder to be a “securities contract” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto are entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(o), 546, 555 and 561 of the Bankruptcy Code; (ii) a party’s right to liquidate, terminate or accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default, a Loss of Borrow Termination, a Dividend Event Termination, a Cash Tender Termination, a Corporate Event Termination, a Delisting Termination or any other Termination Event under this Letter Agreement with respect to the other party to constitute a “contractual right” within the meaning of the Bankruptcy Code; (iii) all transfers of cash, securities or other property under or in connection with the Transaction are “transfers” made “by or to (or for the benefit of)” a “financial institution” or a “financial participant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e) and 546(j) of the Bankruptcy Code; (iv) all obligations under or in connection with the Transaction represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Section 362 and 561 of the Bankruptcy Code; and (v) Dealer is a “financial participant” within the meaning of Section 101(22A) of the Bankruptcy Code.

(g) Delivery of Shares.

(i) Notwithstanding anything to the contrary herein, Dealer may, by prior notice to the Company, satisfy its obligation or potential obligation to deliver any shares of Common Stock on any date due (an “Original Delivery Date”) by making separate deliveries of shares of Common Stock at more than one time on or prior to such Original Delivery Date (the shares of Common Stock so delivered after the completion of the delivery of the Number of Initial Shares and before the Settlement Date, the “Interim Delivery Shares”), so long as the aggregate number of shares of Common Stock so delivered on or prior to such Original Delivery Date is at least equal to the number required to be delivered on such Original Delivery Date.

(ii) Dealer represents that it is not on the date hereof, and shall exercise reasonable efforts to avoid becoming, directly or indirectly during the term of the Transaction, a “beneficial owner” of more than 5% of the outstanding shares of the Company (as such term is defined for purposes of Section 13(d) of the Exchange Act). In addition, Dealer shall promptly notify the Company if, at any time, it has actual knowledge that Dealer or any of its affiliates is treated for purposes of Section 13(d) of the Exchange Act as the “beneficial owner” of 4.0% of the shares of Common Stock of the Company, including as a result of transactions entered into in connection with this Letter Agreement. Dealer also represents that it has in place appropriate policies and procedures to ensure the accuracy of its representation and undertaking contained in this Section XV(g)(ii) and, to the extent necessary to ensure Dealer’s compliance with such undertaking (and upon providing notice pursuant to the immediately preceding sentence), Dealer shall satisfy its obligation or potential obligation to deliver any shares of Common Stock on any Original Delivery Date by separately delivering such shares of Common Stock at one or more times on or prior to such Original Delivery Date in accordance with clause (i) above.

(h) Assignment and Transfer; Designation of Affiliates. The rights and duties under this Letter Agreement may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto. However, without the prior written consent of the Company, Dealer may (i) designate any of its affiliates to deliver or receive delivery of Common Stock hereunder; provided that Dealer’s obligations to the Company shall only be discharged to the extent of such performance or (ii) assign to any subsidiary of Dealer’s ultimate parent any of Dealer’s rights or obligations hereunder, as long as such subsidiary’s obligations are guaranteed by Dealer. Notwithstanding the foregoing, prior to any such designation or assignment, such affiliate shall provide the Company with Internal Revenue Service Form W-8ECI or W9, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such affiliate is exempt from withholding under the Code on any amounts paid under this Agreement.

(i) Delivery of Cash or Other Assets. For the avoidance of doubt, nothing in this Letter Agreement shall be interpreted as requiring the Company to deliver cash or transfer assets (other than, for the avoidance of doubt, the Common Stock) in respect of the settlement of the Transaction contemplated by this Letter Agreement, including in relation to Section III(c), following payment by

Company of the relevant Purchase Price, except in circumstances where the delivery or transfer is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the date hereof (including, without limitation, where the Company so elects to deliver cash or fails timely to elect to deliver Common Stock respect of the settlement of the Transaction).

(j) Calculations. Notwithstanding anything to the contrary herein, to the extent any calculation, adjustment or determination is required to be made by Dealer hereunder, Dealer shall make any such calculation, adjustment, or determination in good faith and in a commercially reasonable manner. For the avoidance of doubt, whenever Dealer is called upon to make any adjustment, or any other determination relating to the amount of cash or number of shares that may be owed by either party (including, without limitation, the determination of any Loss or the length of any Loss Determination Period, any Private Placement Determination Period or Share Termination Period), pursuant to the terms of this Letter Agreement to take into account the effect of an event, Dealer shall make such adjustment or determination to preserve the economic intent of the parties, assuming that Dealer maintains a commercially reasonable hedge position. In the event that Dealer makes any determination or calculation hereunder in any capacity, upon request by the Company, Dealer shall promptly provide an explanation in reasonable detail of the basis for such determination or calculation, it being understood that Dealer shall not be obligated to disclose any proprietary models used by it for such determination or calculation. In addition, upon request by the Company from time to time, Dealer shall promptly provide its determination of the then-current fair value to Dealer of the Transaction along with an explanation in reasonable detail of the basis therefor, it being understood that Dealer shall not be obligated to disclose any proprietary models used by it for such calculation.

(k) [Reserved]

(l) Notices. Unless otherwise specified, notices under this Letter Agreement may be made by telephone, to be confirmed in writing to the address below. Changes to the Notices must be made in writing.

(i) If to the Company:

Lear Corporation

21557 Telegraph Road

Southfield, Michigan 48033

Attention: Shari L. Burgess

Telecopy:

Telephone:

Email:

With a copy to:

Lear Corporation

21557 Telegraph Road

Southfield, Michigan 48033

Attention: Terrence B. Larkin

Telecopy:

Telephone:

Email:

(ii) If to Dealer:

Citibank, N.A.

390 Greenwich Street, 5th Floor

New York, NY 10013

Attn: Equity Derivatives

Telephone:

Facsimile:

Email:

Please confirm your agreement to the foregoing by signing and returning to us the enclosed duplicate of this Letter Agreement.

Very truly yours,

CITIBANK, N.A.

By: /s/ Herman Hirsch
Name:
Authorized Representative

Acknowledged and agreed to as of
the date first above written,

LEAR CORPORATION

By: /s/ Jeffrey H. Vanneste
Name: Jeffrey H. Vanneste
Title: Senior Vice President and Chief Financial Officer

ANNEX A

REGISTRATION PROCEDURES

In accordance with Section III(b) or X(c) of the Letter Agreement, if the Company elects “Registered Settlement”, then the Company shall effect such delivery in compliance with the following:

(a) The Company agrees to take all commercially reasonable actions within its control, including, without limitation, the procedures set forth in subsection (f) below, to make available to Dealer and its affiliates an effective registration statement under the Securities Act and one or more prospectuses as necessary or desirable (in the reasonable discretion of Dealer), and in form and substance reasonably satisfactory to Dealer, to allow Dealer and its affiliates to comply with the applicable prospectus delivery requirements (the “Prospectus”) for the sale by Dealer and its affiliates of the shares of Common Stock delivered by the Company hereunder (the “Registration Statement”), such Registration Statement to be effective and Prospectus to be current during a period beginning on a date specified by the Company, which shall be no later than (x) in the case of Section III(b), the Registration Backstop Date or (y) in the case of Section X(c), 30 Trading Days following its election of Registration Settlement, and ending on the first date that all such sales by Dealer (or its affiliates) have been settled. Dealer shall use commercially reasonable efforts to effect such sales as promptly as reasonably practicable. It is understood that the Registration Statement and Prospectus may cover a number of shares of Common Stock equal to all shares to be delivered by the Company hereunder (the “Shares”). Dealer shall provide, by a reasonable time in advance, such information regarding Dealer and its affiliates as shall be required to be included in the Prospectus. The Company shall pay the applicable registration fee and all reasonable costs in connection with the preparation of the Registration Statement and the Prospectus including, without limitation, the reasonable cost of printing the Prospectus. In addition, the Company agrees to take all actions reasonably requested by Dealer to facilitate the disposition of the Shares, including all actions set forth in subsection (f) below.

(b) The Company represents, on each day during the period described in subsection (a), that each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and that there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (with such filings being considered as a whole and with later filings being deemed to amend inconsistent statements in earlier filings).

(c) The Company agrees to provide to Dealer and its affiliates on the date any sale by Dealer is consummated under this Annex A, opinions of counsel, comfort letters, officers’ certificates and such other documents, in each case customary for offerings of similar size, as may be reasonably requested by Dealer. The Company also agrees that Dealer and its affiliates shall be entitled to perform such diligence as Dealer may reasonably request in advance of such date and the results thereof must be reasonably satisfactory to Dealer. The Company agrees to reimburse Dealer for all reasonable out-of-pocket expenses it incurs in connection with such diligence and otherwise in connection with the preparation of the Registration Statement and Prospectus (or any offering document for sales on a private placement basis pursuant to subsection (e) below), including, without limitation, the reasonable fees and expenses of one outside counsel to Dealer incurred in connection therewith.

(d) The Company shall on or before the commencement of the period referred to in subsection (a) enter into an agreement (the “Transfer Agreement”) with Dealer in connection with the public sale of the Shares by Dealer or its affiliates substantially similar to underwriting agreements entered into by Dealer with respect to equity securities for offerings of similar size; the Transfer Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates. For the avoidance of doubt, the Company shall not be required to pay any underwriting fee or commission pursuant to the Transfer Agreement or otherwise in connection therewith.

(e) If on any date during the period referred to in subsection (a) the requirements of subsection (a), (c) or (d) are not satisfied (determined without regard to whether the cause is within the control of the Company) or the representations and warranties contained herein with respect to the Company (including, without limitation, in subsection (b)) are not true and correct,

(i)	the Company shall immediately notify Dealer thereof;

(ii)	(A) Dealer shall be entitled to cease or not start selling shares of Common Stock pursuant to the Registration Statement; and (B) if the Registration Statement is not effective on such date or a stop order suspending the effectiveness of the Registration Statement has been issued or proceedings for that purpose have been instituted or threatened, or if the representations and warranties contained in subsection (b) are not true and correct, and in any such case the Company so requests, Dealer shall cease selling shares of Common Stock pursuant to the Registration Statement as soon as reasonably practicable; and

(iii)	if Dealer ceases or does not start selling shares of Common Stock pursuant to clause (ii), the Company shall direct Dealer and its affiliates, in a commercially reasonable manner, to sell Shares received from the Company hereunder as otherwise provided hereunder on a private placement basis in compliance with the Securities Act under Annex B hereto and shall, subject to the Share Cap, deliver to Dealer the excess (if any) of the number of Private Securities, determined pursuant to Annex B, over the number of shares of Common Stock delivered to Dealer pursuant to this Annex A that were not sold in the Registered Settlement.

(f)	The procedures for registration are as follows:

(i)	The Company shall use commercially reasonable efforts to cause that the Registration Statement be effective for the period set forth in subsection (a). If filed after the date hereof and relating to the Shares, the Company shall furnish to Dealer a copy of the Registration Statement and each amendment or supplement thereto prior to their filing with the SEC, shall provide Dealer the opportunity to participate in the preparation thereof and shall consider such comments as Dealer and its affiliates may propose.

(ii)	The Company will immediately notify Dealer:

(A)	when the Registration Statement or any amendment or post-effective amendment thereto shall have become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed;

(B)	of any request by the SEC (or any other federal or state governmental authority) to amend the Registration Statement or amend or supplement the Prospectus or for additional information after the Registration Statement shall have become effective;

(C)	of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, or of any order preventing or suspending the use of any preliminary or final Prospectus, or the institution or threat of any proceedings for any such purposes; and

(D)	of the existence of any fact or circumstance that results in the Registration Statement, the Prospectus or any document incorporated therein by reference containing a misstatement of material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

(iii)	The Company will use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is reasonably possible. If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, the Company will as promptly as reasonably practicable file any required document and prepare and furnish to Dealer a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers in connection with resales of shares of Common Stock hereunder, will not contain any misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

(iv)	The Company will furnish to Dealer and its affiliates, without charge, as many signed copies of the Registration Statement (as originally filed) and of all amendments thereto, whether filed before or after the Registration Statement becomes effective, copies of all exhibits and documents filed therewith, including documents incorporated by reference into the Prospectus, prospectus supplements, and signed copies of all consents and certificates of experts, as Dealer may reasonably request. The Company will deliver to Dealer and its affiliates, without charge, as many copies of each preliminary prospectus as Dealer may reasonably request, and the Company hereby consents to the use of such copies for purposes permitted by the Securities Act. The Company will deliver to Dealer and its affiliates, without charge, from time to time during the period during which the Prospectus is required to be delivered under the Securities Act in connection with resales of Common Stock hereunder, such number of copies of the Prospectus (as supplemented or amended) as Dealer may reasonably request.

(v)	The Company will take all commercially reasonable actions within its control so that all shares of Common Stock covered by the Registration Statement are eligible for sale on the Exchange.

(vi)	The Company will use commercially reasonable efforts to qualify Common Stock for offering and sale under the applicable securities laws of such states and other jurisdictions as Dealer may designate; provided, however, that the Company shall not be obligated under this provision to qualify Common Stock for offering and sale under the applicable securities laws of such states and other jurisdictions where the Company would be required to file any general consent to service of process or to qualify as a foreign corporation or as a broker or dealer in securities in any jurisdiction where the Company is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which Common Stock has been qualified as above provided. The Company will immediately notify Dealer of the suspension of the qualification of Common Stock for offering or sale in any jurisdiction, or of the institution or threat of any proceedings for such purpose.

(vii)	The Company will cooperate with Dealer, its affiliates and each such underwriter or agent participating in the disposition of such Common Stock and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority Inc. or the Exchange.

(viii)	The Company will comply with the Securities Act and the Exchange Act so as to permit the completion of the distribution of Common Stock in accordance with the intended method or methods of distribution contemplated in the Prospectus, as indicated by Dealer. The Company will use commercially reasonable efforts to make generally available to its security holders, as soon as reasonably practicable (but not more than fifteen months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.

ANNEX B

PRIVATE PLACEMENT PROCEDURES

In accordance with Section III(b) or X(c) of the Letter Agreement or paragraph (e) of Annex A, if the Company elects or is otherwise obligated to deliver shares pursuant to this Annex B, then the Company shall effect such delivery in compliance with the following:

(a) The Company shall afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to the Company customary in scope for private offerings of such type of securities and of similar size (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of the Company and the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), and Dealer (or any such potential buyer) shall be satisfied in all material respects with such opportunity and with the resolution of any disclosure issues arising from such due diligence investigation of the Company.

(b) Prior to or contemporaneously with the determination of the Private Placement Price (as described below), the Company shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) providing for the sale by Dealer (or such affiliate) in a private placement (or other transaction exempt from registration under the Securities Act) of the Private Securities, which agreement shall be on commercially reasonable terms and in form and substance reasonably satisfactory to Dealer (or such affiliate) (it being understood that the Company shall not be required to pay any placement agency or similar fee to Dealer or any such affiliate) and (without limitation of the foregoing) shall:

(i)	contain customary conditions, and customary undertakings, representations and warranties for offerings of similar size (to Dealer or such affiliate, and if requested by Dealer or such affiliate, to potential purchasers of the Private Securities);

(ii)	contain indemnification and contribution provisions customary for offerings of similar size in connection with the potential liability of Dealer and its affiliates relating to the sale by Dealer (or such affiliate) of the Private Securities;

(iii)	provide for the delivery of related certificates and representations, warranties and agreements of the Company, including those necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for Dealer and sales of the Private Securities by Dealer (or such affiliate); and

(iv)	provide for the delivery to Dealer (or such affiliate) of customary opinions for offerings of similar size (including, without limitation, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Private Securities, the availability of an exemption from the Securities Act for Dealer and sales of the Private Securities by Dealer (or such affiliate)).

(c) Dealer shall determine the private placement price (the “Private Placement Price”) of the Private Securities based on the realizable market value thereof (which value shall take into account an illiquidity discount resulting from the fact that the shares will not be registered for resale), as determined by Dealer in good faith and in a commercially reasonable manner. The number of “Private Securities” shall be equal to:

(A) in the case of a Private Settlement pursuant to Section III(b), (i) the Payment Amount, divided by (ii) the Private Placement Price;

(B) in the case of a private placement settlement pursuant to Section X(c), (i) the absolute value of the Loss amount, divided by (ii) the Private Placement Price;

(C) in the case of a private placement settlement pursuant to paragraph (e) of Annex A where Company’s settlement obligation arose under Section III(b), (i) the aggregate price paid by Dealer, over a commercially reasonable period of time following the date on which Dealer ceases selling shares pursuant to Annex A, as determined by Dealer taking into account then-existing liquidity conditions and applicable legal and regulatory considerations (such period, the “Private Placement Determination Period”), to purchase a number of shares of Common Stock equal to (x) the absolute value of the Settlement Number less (y) the number of shares of Common Stock that were sold in the Registered Settlement, divided by (ii) the Private Placement Price; or

(D) in the case of a private placement settlement pursuant to paragraph (e) of Annex A where Company’s settlement obligation arose under Section X(c) , (i) the absolute value of the Loss amount less the aggregate amount of proceeds realized in the Registered Settlement, divided by (ii) the Private Placement Price.

On each Trading Day during any Private Placement Determination Period, Dealer agrees to purchase the lesser of (x) the maximum number of shares that the Company would be permitted to purchase under Rule 10b-18(b)(4) and (y) the maximum number of shares that can be purchased by Dealer in a commercially reasonable manner in light of then-existing liquidity conditions or legal or regulatory considerations (based on advice of counsel), as reasonably determined by Dealer.

(d) Dealer shall notify the Company of the number of Private Securities required to be delivered by the Company and the Private Placement Price by 6:00 p.m. on the day such price is determined.

(e) The Company agrees not to take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(a)(2) of the Securities Act, for the sale of any Private Securities by the Company to Dealer or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to Dealer for resales of Private Securities by Dealer.

(f) The Company agrees to use its commercially reasonable efforts to make any filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the transaction contemplated hereby and the issuance of the Private Securities.